Exhibit 10.12

PRESTIGE GLOBAL ALLOCATION FUND

(the “Company”)

and

PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED

(the “Manager”)

MANAGEMENT AGREEMENT

CONTENTS

1.	Interpretation	1
2.	Appointment of the Manager	3
3.	Duties of the Manager	3
4.	Soft Dollars and Cash Rebates	6
5.	Representations and Warranties of the Company	6
6.	Representations and Warranties of the Manager	7
7.	Obligations of the Company	8
8.	Restrictions and Requirements	8
9.	Fees and Expenses	8
10.	Limitation of Liability	9
11.	Resignation and Termination	10
12.	Conflicts of Interest	11
13.	No Licence	12
14.	Confidentiality	12
15.	Regulatory Status	13
16.	Notices	13
17.	Assignment	14
18.	Amendments	15
19.	Reservation of Rights	15
20.	Whole Agreement	15
21.	Severability	15
22.	Force Majeure	15
23.	Counterparts	15
24.	No Partnership	15
25.	Contracts (Rights of Third Parties) Ordinance	16
26.	Governing Law	16
27.	Jurisdiction	16

THIS AGREEMENT is dated 21st February 2017 and made

BETWEEN:

(1)	PRESTIGE GLOBAL ALLOCATION FUND (the “Company”), [an exempted company incorporated in the Cayman Islands with limited liability, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands][1];

(2)	PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED, an exempted company incorporated in the Cayman Islands with limited liability, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Manager”).

BACKGROUND:

(A)	The Company wishes to appoint the Manager to act as manager of the Company and to authorise the Manager to appoint the Investment Advisor to manage and invest the assets of the Company, on the terms set out in this Agreement, which appointment the Manager wishes to accept.

(B)	The Manager is exempt from the requirement to be licensed pursuant to the Securities Investment Business Law of the Cayman Islands (“SIBL”) on the basis that it registered with the Cayman Islands Monetary Authority (“CIMA”) as an excluded person pursuant to the requirements of SIBL.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Administrator” means any such person as persons(s) appointed by the Company (as administrator of the Company from time to time;

“Agreement” means this Agreement

“Articles” means the memorandum and articles of association of the Company as the context requires, as amended from time to time provided that such amendments are notified to the Manager;

“Associate” in relation to a person means a holding company or subsidiary undertaking of that person or a subsidiary of the holding company (all as defined in the Companies Ordinance (Cap 622) of the Laws of Hong Kong;

“Authorised Officer” means any person from time to time designated by the Company as authorised to instruct the Manager;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks in Hong Kong are authorised to open for normal banking business and/or such other day or days as the Directors may determine, either generally or in any particular case, provided that where, as a result of a Number 8 Typhoon Signal, Black Rainstorm Warning or similar event, the period during which banks in Hong Kong are open on any day are reduced, such day shall not be a Business Day;

[1]	Details TBC

“Custodian” means any such person or persons appointed by the Company (as custodian(s) of the assets of the Company and any sub-custodian duly appointed by it/them;

“Directors” means the members of the board of directors of the Company, as the case may be, for the time being and any duly constituted committee thereof and any successors to such members as they may be appointed from time to time;

“Gross Negligence” means any act or omission showing so marked a departure from the normal standard of conduct of a professional person exercising ordinary professional care and skill as to demonstrate reckless or wilful disregard of the consequences of that act or omission;

“Investment Advisor” means Prestige Asset Management Limited, and/or any other person the Manager may appoint as investment advisor (or equivalent) from time to time to manage and invest all or any part of the Portfolio of the Company pursuant to this Agreement;

“Investment Advisory Agreement” means the agreement dated on or around the date of this Agreement pursuant to which the Manager will appoint the Investment Advisor to manage and invest all or any part of the Portfolio of the Company on a discretionary basis;

“Investments” means any investment or other asset of any description, the making or acquisition of which is authorised by the Articles, and the Private Placement Memorandum (as defined below);

“Management Fee” means the Net Asset Value based fee payable to the Manager as described in Appendix B hereto;

“Net Asset Value” means the net asset value of the Company, as the case may be, determined in accordance with the Articles and the Private Placement Memorandum;

“Notifying Party” has the meaning given to it in Clause 11.1;

“Participating Shares” means redeemable participating shares in the Company as issued by the Company from time to time in accordance with the Articles;

“Participating Shareholder” means the holder of Participating Shares from time to time;

“Performance Fee” means the aggregate performance fee payable to the Manager in respect of the performance of each Participating Share as described in Appendix C;

“Portfolio” means all the assets and Investments of the Company, including, for the avoidance of doubt, any uninvested cash;

“SFC” means the Securities and Futures Commission of Hong Kong.

1.2	Clause headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.7	A reference to writing or written includes faxes and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9	References to Clauses are to the clauses of this Agreement.

1.10	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11	Unless the context otherwise requires or except as expressly provided to be the contrary herein, words and expressions contained in this Agreement shall bear the same meaning as in the Articles.

1.12	References herein to a party are to any party or together the parties to this Agreement.

2.	Appointment of the Manager

2.1	The Company hereby appoints the Manager:

(a)	to act as the manager in respect of the Company subject to the overall control and supervision of the Directors; and

(b)	to appoint the Investment Advisor as investment advisor in respect of the Portfolio to manage and invest the Portfolio, on a discretionary basis, in pursuit of the Articles and the private placement memorandum (“Private Placement Memorandum”) of the Company and subject to the terms of the Investment Advisory Agreement or as otherwise stipulated by the Directors, from time to time, until such appointment shall be terminated as hereinafter provided.

2.2	The Manager accepts such appointment and agrees to assume the obligations set forth herein.

2.3	This Agreement shall come into force upon its due execution by the parties hereto with effect from the date written at the head of page 1.

2.4	Except as expressly provided in this Agreement, or as the Manager may be otherwise authorised, the Manager has no authority to act for or represent the Company and the Manager shall not be deemed an agent of the Company.

3.	Duties of the Manager

3.1	Subject to the overall control and supervision of the Directors, the Manager shall act as manager of the Company in accordance with the provisions of this Agreement. The Manager shall perform such duties as are customarily performed by a manager of Investments, or as may be agreed from time to time between the parties and may, subject to compliance with the provisions of the Private Placement Memorandum, and the Articles:

(a)	borrow or raise monies for the account of the Company, and, from time to time without limitation as to amount or manner and time of repayment, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness;

(b)	open, maintain and close bank accounts, brokerage accounts and custody accounts in the name of the Company and, subject to compliance with applicable laws and regulations, give instructions with respect to such accounts;

(c)	do any and all acts on behalf of the Company and exercise all rights of the Company with respect to its interest in any person, firm, corporation or other entity, including, without limitation, the voting of shares, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(d)	lend, with or without security, any of the investments, funds or other property of the Company;

(e)	organize one or more corporations formed to hold record title, as nominee for the Company, to investments or funds attributable to the Company;

(f)	engage personnel (whether part-time or full-time), lawyers and independent accountants, analysts, traders, or such other persons with respect to the Company as the Investment Manager may deem necessary or advisable;

(g)	select brokers and accept soft dollars from such brokers in accordance with applicable laws regulations and codes of conduct;

(h)	to do such other acts as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Company, including without limitation, communicating with investors and potential investors in the Company, preparing or causing to be prepared reports, financial statements and other communications with investors;

(i)	permit, where the Manager deems appropriate, the acceptance of late subscription requests and funds; and

(j)	authorize any employee or other agent of the Manager or agent or employee of the Company to act for and on behalf of the Company in all matters incidental to the foregoing.

3.2	The Manager will ensure that the Investment Advisor performs its duties, functions and obligations in accordance with the Investment Advisory Agreement.

3.3	Without limiting the generality of the foregoing, the Manager is hereby authorised to appoint the Investment Advisor to manage the Portfolio on a discretionary basis subject to the Articles, the Private Placement Memorandum, and the Investment Advisory Agreement or as otherwise stipulated by the Directors, from time to time.

3.4	For the avoidance of doubt, to the extent that this Agreement provides that the Manager can, will or is required to procure that the Investment Advisor can, will or is required to carry out a particular function pursuant to the Investment Advisory Agreement, the Manager is hereby authorised by the Company to carry out such functions to the extent that such functions are not delegated to the Investment Advisor pursuant to the Investment Advisory Agreement.

3.5	The Manager is hereby authorised to delegate to the Investment Advisor complete discretion for management of the Portfolio (and without prior reference to the Company or the Manager) to buy, sell (including without limitation short sales), retain, convert, execute, exchange or otherwise deal in Investments, borrow securities, incur indebtedness, make deposits, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any Investments, effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including, without limitation, derivatives, transactions, repurchase and reverse repurchase transactions, and securities lending transactions), negotiate, settle and sign for the account of the Company any documentation required to be so negotiated, settled or signed in connection with the execution of transactions in relation to the Portfolio by the Investment Advisor and otherwise act as the Investment Advisor judges appropriate in relation to the management and investment of the Portfolio subject to the terms of the Investment Advisory Agreement.

3.6	In carrying out its duties under this Agreement, the Manager may appoint agents and/or delegates (other than the Investment Advisor, in respect of which the authority to appoint is granted to the Manager by Clause 2.1(b)).

3.7	The Manager will procure that the Investment Advisor, in carrying out its duties under the Investment Advisory Agreement, will only appoint agents and/or delegates subject to the prior written agreement of the Manager.

3.8	The Manager will procure that the Investment Advisor will, provide the reports outlined in the Investment Advisory Agreement (and any other reports as may be reasonably required by the Company from time to time) to the Manager, the Company and the Administrator in accordance with the time lines set out in relation thereto (or any other time lines reasonably determined by the Company from time to time). All reports will be provided in either an excel spreadsheet or other format as agreed between the Company, the Manager and the Investment Advisor or in such other format as may be reasonably determined by the Company from time to time.

The Manager shall procure that the required reports to be provided by the Investment Advisor in accordance with the Investment Advisory Agreement and this Clause 3.8 shall be generated from the internal systems of the Investment Advisor and not from reports provided by the broker(s).

3.9	The Manager acknowledges that additional cash may be added to the Portfolio with prior notice to the Manager and subject to the subscription procedure as prescribed in the Private Placement Memorandum and cash or other assets may be withdrawn from the Portfolio to enable the Company to meet redemptions of Participating Shares and other outgoings as prescribed in the Private Placement Memorandum with prior written notice to the Manager before the month-end date on which such redemption shall be effected.

3.10	The Manager may give instructions to any Custodian to transfer cash or Investments held by them for the account of the Company in connection with the settlement of transactions or for collateral or cash margin management purposes.

3.11	Notwithstanding Clause 3.10, the Manager is expressly prohibited from taking or receiving possession of any of the Investments. The Manager is not permitted to make payments or transfer Investments from an account with any Custodian to another account which is not maintained in the name of the Company.

3.12	The Manager will, or will procure that the Investment Advisor will, retain, for a period of at least 6 years, or longer as required by any applicable law, such books, records and statements as may be necessary to give to the Company a complete record of all transactions carried out by the Manager and the Investment Advisor for the account of the Company, copies of any documents generated or received by the Manager and the Investment Advisor in the ordinary course of business pertaining to the Company or the Portfolio or the compensation payable to the Manager and the Investment Advisor.

3.13	The Manager and the Investment Advisor are authorised to give the Custodian, the Administrator, dealers or counterparties (including central clearing counterparties) any instructions for the account of the Company, as the case may be, which may be necessary or desirable for the proper performance of the their duties under this Agreement and the Investment Advisory Agreement and the Company will confirm such authority to such parties on request.

3.14	The Company may enter into agreements which require the consent from relevant parties to the recording and retention of telephone conversations with respect to matters pertinent to the management of the Portfolio. The Manager, its directors, officers, employees and agents each consent, and will procure that the Investment Advisor, its directors, officers, employees and agents each consent, to the recording and retention of such conversations and that such conversations may be recorded without notice.

4.	Soft Dollars and Cash Rebates

4.1	The Manager may, and the Company acknowledges and agrees that the Manager may, in the provision of its services in respect of the Company under this Agreement receive goods or services (“soft dollars”) from a broker or a dealer in consideration of directing transaction business on behalf of the Company to such broker or dealer provided that: (i) the goods or services are of demonstrable benefit to the Company; (ii) the transaction execution is consistent with best execution standards and the brokerage rates paid are not in excess of customary full-service brokerage rates; and (iii) such acceptance would be in compliance with all applicable requirements of any codes and guidelines issued by the SFC from time to time.

4.2	The goods and services referred to in Clause 4.4(a) shall not include (i) travel, (ii) accommodation, (iii) entertainment, (iv) general administrative goods or services (v) general office equipment or premises, (vi) membership fees, (vii) employee salaries, (viii) direct money payments, or (ix) any other goods and services as may be prescribed from time to time in any code or guideline issued by the SFC.

4.3	The Manager may, and the Company acknowledges and agrees that the Manager may, in the provision of its services in respect of the Company under this Agreement receive and retain cash or money rebates from any broker or dealer provided that the brokerage rates paid are not in excess of customary full service brokerage rates save where prohibited from doing so by applicable laws or regulations.

4.4	The Manager shall provide to the Company:

(a)	on an annual basis, a statement describing its soft dollar practices, including a description of the goods and services received by the Manager; and

(b)	at least twice annually, a quantification of the value of any rebates received.

5.	Representations and Warranties of the Company

5.1	The Company represents and warrants to the Manager that:

(a)	it is validly existing and is duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(b)	this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity; and

(c)	it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject, in each case, in connection with the execution and performance of this Agreement.

6.	Representations and Warranties of the Manager

6.1	The Manager hereby represents, warrants, covenants and agrees to and with the Company, as of the date hereof and on an ongoing basis, that:

(a)	the Investment Advisory Agreement will not be amended without the prior written consent of the Company;

(b)	information, provided in writing and orally, in respect of the Manager its affiliates, controlling persons, officers, directors, shareholders and employees as provided by the Manager to the Company during the cause of the Company’s due diligence on the Manager and for inclusion or in relation to the Private Placement Memorandum is accurate in all material respects, and does not omit any information relevant to appointment of the Manager or the management of the Portfolio;

(c)	it is an entity duly organized and validly existing under the laws of the Cayman Islands and is qualified to do business and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and in which the failure to so qualify would materially adversely affect its ability to conduct its business activities or those of the Company;

(d)	it has full power and authority to perform its obligations under this Agreement;

(e)	this Agreement has been duly and validly authorized, executed and delivered on behalf of the Manager and is a valid and binding agreement of the Manager enforceable against the Manager in accordance with its terms;

(f)	none of the execution and delivery of this Agreement, the incurring of the obligations set forth in this Agreement and the performance of such obligations will violate, or constitute a breach of or default under, the constitutive documents of the Manager or any agreement or instrument by which it is bound or any order or rule, law or regulation applicable to the Manager of any court or any governmental body or administrative agency or self-regulatory authority having jurisdiction over the Manager;

(g)	there is not pending, or, to the best of the Manager’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Manager is a party which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, or regulatory status, of the Manager and the Manager is not currently subject to nor has there been threatened against the Manager any investigations by any competent regulatory authority;

(h)	the Manager has complied and will continue to comply with all of its legal and regulatory obligations vis-à-vis all laws and regulations or court and governmental orders by which it is bound or to which it is subject;

(i)	it will promptly, where not prohibited by law from doing so, notify the Company of any material changes in the representations, warranties, covenants and agreements;

(j)	it is, and will continue to be, during its appointment hereunder and the continuance of this Agreement, the holder of all licences, permissions, authorisations and consents required under the laws of any jurisdiction where it is operating, as appropriate, to enable it to perform its duties pursuant to this Agreement; and

(k)	all information and documentation it has provided to the Company, in contemplation of this Agreement is accurate in all material respects and the Manager has not failed or omitted to make disclosure to the Company, of any matter that might reasonably be considered relevant to the Manager’s obligations hereunder or which would be reasonably likely to impact the Company decision to appoint the Manager hereunder or which could reasonably be expected to impact the competence and probity of the Manager.

7.	Obligations of the Company

7.1	The Company will supply or procure the supply to the Manager of such information as the Manager shall reasonably require to enable it to perform its duties hereunder, including, without limitation, details of the Portfolio.

8.	Restrictions and Requirements

8.1	In carrying out its duties hereunder, the Manager will, and procure that the Investment Advisor will, comply with all instructions of the Company to the extent that such instructions are not inconsistent with applicable law. Such instructions may be given by letter, by fax or by email, in each case, signed by an Authorised Officer or by telephone provided that telephone instructions shall be confirmed in writing by an Authorised Officer. The Manager shall not be required to acknowledge the instructions of the Directors, however such instructions may be received as aforementioned.

8.2	Any instruction or stipulation given to the Manager or the Investment Advisor seeking to amend or vary either the terms of this Agreement or the terms of the Investment Advisory Agreement, being an amendment which requires the prior agreement of the relevant parties, shall be disregarded by the Manager and the Investment Advisor unless the requisite prior agreement of the relevant parties has been provided.

9.	Fees and Expenses

9.1	The Company shall pay the Manager by way of remuneration for its services hereunder, the relevant management fee calculated and payable in the manner described in Appendix B hereto.

9.2	In addition to the Management Fees referred to in Clause 9.1, the Manager shall be entitled to receive a Performance Fee in respect of the Portfolio calculated and payable in the manner described in Appendix C hereto.

9.3	The Company shall reimburse the Manager such other expenses as are agreed in advance between the Company and the Manager before such expenses are incurred, but the Manager agrees that it will be solely responsible for its expenses under this Agreement and incurred in negotiating this Agreement and for the fees and expenses of the Investment Advisor, any agents the Manager may appoint pursuant to Clause 3.6, any employees and/or any of its legal, compliance, tax, accounting or other advisers, and any tax liability in relation to its management and Performance Fee income accrued or received under this Agreement. All brokerage and floor commissions and fees, option premiums, and other transaction costs and expenses incurred in connection with transactions by and for the Portfolio by the Manager or the Investment Advisor shall be for the account of the Company.

9.4	The Company shall direct the Administrator to provide the Investment Advisor (as a delegate of the Manager) within fifteen (15) Business Days of the end of each month the basis for the calculation of the respective fees. The Manager will procure the Investment Advisor to confirm (on behalf of the Manager) whether the calculation is correct and notify the Administrator accordingly. Once the Administrator has received the necessary confirmation from the Investment Advisor (on behalf of the Manager), the Management Fee will generally be paid within five (5) Business Days. This section shall apply mutatis mutandis for Performance Fee payments at the end of the relevant financial year.

9.5	If this Agreement is terminated on a date other than at the end of a month, the Management Fee shall be calculated pro rata (on the basis of a 365-day year or 366-day year if a leap year) to the date of termination, and the Performance Fee shall be calculated as if the date of termination is the end of a financial year.

9.6	If a Management Fee or Performance Fee is later determined independently by the Company’s auditors to be incorrect:

(i)	any overpayment to the Manager shall be repaid by the Manager to the Company within fifteen (15) Business Days from the date upon which the overpayment to the Manager is notified to the Manager; the Administrator shall be entitled to set-off such payment against any future fees due to the Manager if such overpayment is not paid within this period;

(ii)	any underpayment to the Manager shall be due and payable to the Manager from the Company within fifteen (15) Business Days from the date upon which the underpayment to the Manager is notified to the Company.

9.7	The Manager may, in its absolute discretion, from time to time waive or rebate all or any part of its fees hereunder to any third party.

10.	Limitation of Liability

10.1	No Indemnified Person or Manager Indemnified Person (as defined below) shall be liable in respect of the negligence, wilful misfeasance, bad faith, reckless disregard, willful default or fraud of any person, firm or company through which transactions in Investments are effected for the Portfolio, of the Custodians or any other party having custody or possession of the Portfolio from time to time, or of any clearance or settlement system.

10.2	The Manager will not be liable for any loss howsoever arising except to the extent that such loss is due to the Manager’s Gross Negligence, willful default or fraud in connection with this Agreement. No warranty is given by the Manager or any Manager Indemnified Person as to the performance or profitability of any Portfolio or any part of any Portfolio. Any claim brought pursuant to this Agreement shall be brought only against the Manager and no claims shall be brought personally against any other persons involved in the performance of this Agreement, whether actual or deemed agents of the Manager or not.

10.3	The Company indemnifies and keeps indemnified the Manager and the directors, officers and employees of the Manager, the Investment Advisor and the members, officers and employees of the Investment Advisor (each a “Manager Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, suits and expenses which may be incurred by or asserted against the Manager in its capacity as Manager Company, the Investment Advisor in its capacity as Investment Advisor of the Portfolio and against any other Manager Indemnified Person in connection therewith other than those resulting directly or indirectly from a Manager Indemnified Person’s Gross Negligence, willful default or fraud.

10.4	The Manager indemnifies and keeps indemnified the Company and the directors and officers of the Company (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, suits and expenses which may be incurred by or asserted against the Company or the directors and officers of the Company arising directly from the Gross Negligence, willful default or fraud of the Manager in connection with this Agreement and/or the Gross Negligence, wilful default or fraud of any of the directors, officers, employees, agents, consultants or affiliates of the Manager in connection with this Agreement.

10.5	An Indemnified Person shall promptly send to the Manager all notices of any claim, summons or writ which it receives from third parties with respect to any matter that may be covered by the indemnity granted by the Manager under Clause 10.4 above and no liability of any sort shall be admitted and no undertaking given nor shall any offer, promise or payment be made or legal expenses incurred by an Indemnified Person in relation to any such claim, summons or writ without the written consent of the Manager who shall be entitled if it so desires to take over and conduct the defence of any action or to prosecute any claim for indemnity or damages or otherwise against any third party.

10.6	Notwithstanding the provisions of this Clause 10, in no case shall the Manager be liable for indirect, special or consequential loss or damage incurred by any Indemnified Person or indemnify in respect of: (A) indirect, special or consequential loss or damage incurred by an Indemnified Person; or (B) any action taken, omitted or suffered by it to be taken or omitted which was taken (or omitted) in accordance with specific instructions, advice or directions of, or on behalf of, the Company.

10.7	The Manager is liable for the acts and omissions of the Investment Advisor in connection with this Agreement and any other entity to which it has delegated any of its duties and/or functions hereunder (subject to the prior written approval of the Company) as if such acts or omissions were its own, including, for the avoidance of doubt, breach of the terms of the Investment Advisory Agreement and any other agreement entered into by the Manager in respect of the Company.

11.	Resignation and Termination

11.1	This Agreement shall continue and remain in force unless and until terminated by a party giving to all other parties not less than ninety 90 days’ written notice PROVIDED THAT this Agreement may be terminated forthwith by notice in writing by a party (the “Notifying Party”), if the Manager (where the Notifying Party is not the Manager) or any of the other parties (where the Notifying Party is the Manager) shall:

(a)	commit any material breach of its obligations under this Agreement and if such breach is capable of being made good, shall fail to make good such breach within 30 days of receipt of written notice from the Notifying Party requiring it so to do; or

(b)	be liquidated or dissolved (except a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Notifying Party) or be unable to pay its debts as they fall due or commit any act of bankruptcy under the laws of any jurisdiction to which that party may be subject or if a receiver is appointed over any of its assets.

11.2	As soon as a written notice has been served by a Notifying Party pursuant to Clause 11.1 (excluding (a) and (b) of that clause), the Company and the Manager will cooperate to ensure the orderly transfer, liquidation or closing out of all outstanding Investments at the date of such notice during the 90 day period.

11.3	Notwithstanding the foregoing provisions of this Clause, this Agreement will terminate automatically: (i) if the Manager ceases to be able, permitted or authorised to fulfill its obligations under this Agreement as a result of any change in any applicable laws or regulations (ii) on the date on which the Manager ceases to be registered as an excluded person with CIMA for the purposes of SIBL; (iii) the date on which the Securities and Futures Commission (the “SFC”) suspends the Investment Advisor’s licence to carry on type 4 (advising on securities) and 9 (asset management) regulated activities licensed by the SFC under the Securities and Futures Ordinance of Hong Kong (the “Licence”); or (iv) the date on which the Investment Advisor ceases to hold the Licence.

11.4	Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. Such transactions will be completed by the Manager as soon as practicable.

11.5	Upon termination in accordance with this Clause, the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that Clauses 1, 10, 14, 25, 26 and 27 shall remain in full force and effect.

12.	Conflicts of Interest

12.1	The services of the Manager hereunder are not to be deemed exclusive. The Company acknowledge that the Manager and its directors, officers, employees or Associates may from time to time act as investment advisor, manager, investment manager, director or dealer in relation to, or be otherwise involved in, funds or accounts other than the Company which have similar or different objectives to those of the Company and (including investment funds and other vehicles which may invest, directly or indirectly, in the Company and/or in which the Company may invest, directly or indirectly). It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest with the Company. Each will, at all times, have regard in such event to its obligations to the Company and will endeavour to ensure that such conflicts are resolved fairly. The Manager or any of its Associates or any person connected with the Manager may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Company. None of the Manager, any of its Associates or any person connected with them shall be under any obligation to offer investment opportunities of which any of them becomes aware to the Company or to account to the Company in respect of (or share with the Company or inform the Company of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Company and other clients.

12.2	When the Manager has or may have a conflict of interest with the Company, it shall take reasonable steps to ensure fair treatment for the Company, the steps which it takes being in the absolute discretion of the Manager.

12.3	The Manager will not, and will procure that any Associate of the Manager will not, deal as principal or agent with the Company except where dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and provided also that:

(a)	the Manager and any Associate may buy, hold and deal in any Investments upon its individual account notwithstanding that similar Investments may be held by the Company and without prior reference to the Company; and

(b)	nothing herein contained shall prevent the Manager or any Associate, whether as principal or agent without prior reference to the Company from contracting or entering into any financial or other transaction with the Company, with any partner or member thereof or with any company or body any of whose shares or securities are held by or on behalf of the Company or from being interested in any such contract or transaction.

12.4	For the avoidance of doubt, the Manager and any of its directors, employees or their related entities may invest in the Company through the direct or indirect acquisition of Shares.

12.5	The parties hereto acknowledge that:

(a)	directors, members, officers, agents and shareholders of the Company are or may be interested in the Manager as directors, members, officers, shareholders or otherwise, and that directors, officers, members, shareholders and agents of the Manager and its Associates are or may be interested in the Company as directors, officers, members, shareholders or otherwise

(b)	no person so interested shall be liable to account for any benefit to the other parties by reason solely of such interest; and

(c)	the services being supplied by the Manager or any of its Associates to the Company under this Agreement or otherwise may at the option of the Manager or such Associate be supplied through directors, officers, members, shareholders or agents who are so interested.

13.	No Licence

13.1	The Company and the Manager each acknowledges for the benefit of each of the others that:

(a)	no provision of this Agreement grants any of them any rights, except as contained herein, in any intellectual property belonging to or developed by any of the parties; and

(b)	this Agreement does not constitute a licence in respect of any such intellectual property.

14.	Confidentiality

14.1	The parties shall at all times respect and protect the confidentiality of information acquired in consequence of this Agreement except pursuant to any right or obligation by which the relevant party may be entitled or bound to disclose information under compulsion of law or pursuant to the requirements of competent regulatory authorities.

14.2	Nothing in this Clause 14 shall prevent the disclosure of information by any party to its auditors or legal or other professional advisers in the proper performance of their duties.

14.3	None of the parties hereto shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of another party or any director or partner of such party.

14.4	Save as otherwise required by order of any court having lawful jurisdiction or permitted by this Agreement, no party shall disclose or divulge any information received during the performance of this Agreement relating to the business of the others.

14.5	Clause 14 shall not prevent the disclosure of information by any party to its auditors or legal or other professional advisers where reasonably required for the proper performance of their duties, or where required by compulsion of law or pursuant to the requirements of any competent regulatory, tax or other governmental authority. Clause 14.1 shall not apply to information which is in the public domain otherwise than due to a breach of this Clause 14.

14.6	The Manager acknowledges that the Company, in conducting its activities, will be required to disclose certain information (including portfolio information and documentation) to certain advisors and third parties including:

(i)	the Administrator;

(ii)	the Participating Shareholders; and

(iii)	the potential investors of the Company to the extent that the information to be disclosed pertains to the gross and net exposure numbers, liquidity and risk profiles and past performance of the Company.

The Company agrees that no information pertaining to individual investment positions shall be disclosed without the prior consent by the Investment Advisor.

In relation to the above, the Company will take all reasonable measures necessary to ensure that such information remains confidential between the parties concerned and that no such information is used for activities competing with the trading activities of the Manager or the Investment Advisor.

14.7	Neither the Manager nor any of their principals, employees, affiliates or agents shall use, publish, circulate or distribute any material in relation to the Company nor shall any of the foregoing parties engage in any marketing, sales or promotional activities in connection with the offering of shares in the Company, except as may be agreed in writing between the Company and the Manager.

15.	Regulatory Status

15.1	The Company confirms that it has submitted an application for registration as a regulated mutual fund to the CIMA under Section 4(3) of the Mutual Funds Law of the Cayman Islands and therefore will be a sophisticated person for the purposes of the SIBL. The Company shall notify the Manger immediately if such application is accepted or rejected and, if accepted, if the Company ceases to be a sophisticated person for the purposes of SIBL.

15.2	The Manger falls within the definition of excluded persons for the purposes of SIBL and does not require any form of license to provide its services under this Agreement.

16.	Notices

16.1	Subject to Clause 16.3, any notice given hereunder shall be in writing and may be delivered by hand, or sent by fax, email or by pre-paid airmail, courier or first class post (or analogous service provided by a licensed postal operator) as appropriate to the registered office or principal place of business, fax number or email address provided by the party to whom it is addressed or to such other address, fax number or email address as may from time to time be notified to each other party to this Agreement.

Notices given by pre-paid airmail, courier or post as appropriate shall be deemed to have been given seven days after sending or delivery to the courier, as appropriate. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence that the notice has been sent by post or pre-paid airmail. Evidence that the fax was duly dispatched to the current fax number of the addressee shall be conclusive evidence that the notice has been delivered. Evidence that a notice sent by courier was properly addressed and delivered to the courier shall be conclusive evidence that the notice has been sent. Notices given by hand or fax shall be deemed to have been given when delivered. Notices given by email shall be deemed to have been given when actually received in readable form.

16.2	For the purposes of notices provided under this Agreement, the parties shall use the following details unless notified to the contrary:

If to the Company:

Prestige Global Allocation Fund

4th Floor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman

KY1-1002, Cayman Islands

Phone:    +1 345 949 8599

Fax:         +1 345 949 4451

Email:      fund.admin@prestigefh.com

If to the Manager:

Prestige Global Asset Management Limited

4th Floor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman

KY1-1002, Cayman Islands

Phone:    +1 345 949 8599

Fax:         +1 345 949 4451

Email:      fund.admin@prestigefh.com

If to the Administrator:

Equinoxe Alternative Investment Services (Asia) Pte. Limited

112 Robinson Road

#12-02

Singapore 068902

Phone:    +65 6800 9701

Fax:         + 65 6222 8407

Email:      prestige@equinoxeais.com

16.3	This Clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17.	Assignment

17.1	None of the parties shall assign all or any of its rights or benefits under this Agreement without the prior written consent of the other parties.

18.	Amendments

18.1	No variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

19.	Reservation of Rights

19.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

19.2	No failure to exercise nor any delay in exercising by any party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

19.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

20.	Whole Agreement

20.1	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

21.	Severability

21.1	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, such provision shall be deemed to be deleted from this Agreement as if it had not originally been contained in this Agreement and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

22.	Force Majeure

22.1	No party shall be responsible for any failure to perform its duties hereunder if and for so long as such failure shall be caused by or directly or indirectly due to war, enemy action, the act or regulation of any government or other competent authority, riot, civil commotion, terrorism, rebellion, storm, tempest, accident, act of God, fire, lock-out, strike or other cause whether similar or not beyond the control of the relevant party, provided that the relevant party shall use all reasonable efforts to minimise the effects of the same.

23.	Counterparts

23.1	This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. A party may enter into this Agreement by signing any such counterpart.

24.	No Partnership

24.1	Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or similar relationship between the parties and/or any other person.

25.	Contracts (Rights of Third Parties) Ordinance

25.1	No person other than the parties to this Agreement and the Indemnified Persons solely for the purposes of Clause 10 shall have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or copy the benefit of any provision of this Agreement.

26.	Governing Law

26.1	This Agreement and any non-contractual obligations arising from or connected with it shall be governed by Hong Kong law and this Agreement shall be construed in accordance with Hong Kong law.

27.	Jurisdiction

27.1	In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non- contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

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IN WITNESS, whereof the parties hereto have caused this Investment Management Agreement to be signed as of the day and year first above written

/s/ SHI Hongtao
SIGNED BY SHI Hongtao	)
for and on behalf of	)
PRESTIGE GLOBAL ALLOCATION FUND	)

/s/ LEUNG Ka Yee Andrew
SIGNED BY LEUNG Ka Yee Andrew	)
for and on behalf of	)
PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED	)